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                                      Registration No. 333-
68339

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                         AMENDMENT NO. 1

                              FORM S-3

                         REGISTRATION STATEMENT
                                UNDER
                        THE SECURITIES ACT OF 1933

                      ARCHER-DANIELS-MIDLAND COMPANY
             (Exact name of Registrant as specified in its charter)

         Delaware                                 41-0129150
(State or other jurisdiction                         (I.R.S.
Employer
     of incorporation or                       Identification
No.)
       organization)

                        4666 Faries Parkway
                      Decatur, Illinois 62526
                           217/424-5200

   (Address and telephone number of Registrant's principal executive offices)

                            D. J. Smith
           Vice President, Secretary and General Counsel
                  Archer-Daniels-Midland Company
                        4666 Faries Parkway
                      Decatur, Illinois 62526
                           217/424-5200
          (Name, address and telephone number of agent for
service)

                             Copy to:

                        James E. Nicholson
                       Faegre & Benson, LLP
                        2200 Norwest Center
                      90 South Seventh Street
                   Minneapolis, Minnesota 55402


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___
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     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                           179,865 Shares
                    ARCHER-DANIELS-MIDLAND COMPANY

                            Common Stock

     Our company's common stock is listed on the New York Stock
Exchange under the symbol "ADM". The last reported sale price of our common stock on the New York Stock Exchange on December
8, 1998 was $17.50 per share.

     This prospectus relates to shares of common stock of our company that may be sold by certain shareholders. We will not receive any proceeds from the sale of those shares.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December __, 1998

                WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madision street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange and the Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060; you may contact the Chicago Stock Exchange for these purposes at 440 North LaSalle Street, Chicago, Illinois 60605.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all the shares offered by this prospectus are sold:



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         Annual Report on Form 10-K for the year ended June
     30,1998 (including information specifically incorporated by reference into our Form 10-K from our 1998 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1998 Annual Meeting of Shareholders held on October 22, 1998);

         Quarterly Report on Form 10-Q for the quarter ended
     September 30, 1998;

         the description of our common stock contained in a registration statement filed with the SEC under the Securities Exchange Act; and

         all documents that we file with the SEC under the Securities Exchange Act before the termination of the offering by the selling shareholders.

     You may request a copy of these filings (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

          Secretary
          Archer-Daniels-Midland Company
          4666 Faries Parkway
          Decatur, Illinois  62526
          (217) 424-5200

     We have not authorized anyone to give any information or to make any representations concerning the offering of the shares except that which is contained or incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. We are only offering the shares in states where the offer is permitted. Information in this prospectus (including information incorporated by reference) may change after the date printed below - you should not assume that there has been no change in that information or in our company's affairs since that date.


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                  ARCHER-DANIELS-MIDLAND COMPANY

     We are a major processor of agricultural products for the food and feed industries. Our company is one of the largest oilseed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers in the United States.

     Our company was incorporated in Delaware in 1923 as the successor to a business formed in 1902. Our executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200). When we refer to "our company", "we", "our" or "us" in this prospectus we mean Archer-Daniels-Midland Company, its subsidiaries and their predecessors, unless otherwise noted or indicated by the context.

                           DIVIDENDS

     We have paid cash dividends on our common stock in each year since 1927 and consecutive quarterly cash dividends since 1932. We paid a 5% stock dividend on September 21, 1998 to shareholders of record on August 24, 1998. A cash dividend in the amount of $0.05 per share was declared on October 22, 1998, payable on November 30, 1998 to shareholders of record November 6, 1998. Our company's Board of Directors will determine the payment of future dividends based upon the level of earnings, the financial condition of our company and other relevant factors.

                    PRICE RANGE OF COMMON STOCK

     The common stock of our company is listed on the New York Stock Exchange. The following table shows for the calendar periods indicated the high and low sales prices (rounded to the nearest 1/16) of our common stock on the New York Stock Exchange, as reported by The Wall Street Journal, adjusted for stock dividends paid through the date of this prospectus:

                                   High      Low
          1996:                    $         $
                  First quarter.......... 16-7/8  14-1/2
                  Second quarter......... 17-1/2  15-1/2
                  Third quarter ......... 17-1/2  14-3/16
                  Fourth quarter......... 20-15/16     17-1/4

            1997:
                  First quarter ......... 20-13/16     15-11/16
                  Second quarter ........ 21-13/16     15-1/2
                  Third quarter .........    23-7/16   19-5/16
               Fourth quarter.........  23-1/4    17-1/8

          1998:
               First quarter ......... 22-1/2     19-3/4
                  Second quarter ........ 21-11/16     17-5/8
                  Third quarter .........    18-15/16  14-13/16
               Fourth quarter (through
                December 8, 1998)  19-3/8    16

     For a recent price of the common stock on the New York
Stock Exchange, see the cover page of this prospectus.
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                         SELLING SHAREHOLDERS

     The following table identifies the selling shareholders and the number of outstanding shares of common stock of our company beneficially owned by them as of November 30, 1998.
The maximum number of shares proposed to be sold by each selling shareholders pursuant to this Registration Statement is shown below.

                    Shares Owned             Shares Owned
Percentage
                     Before                  After
Ownership
Selling Shareholder    Offering    Shares Offered  Offering
After Offering

GROWMARK, Inc. <F1>    2,822,746     169,738    2,653,008
*

J. R. Randall TR         988,534     10,127      978,407
*
UA 9-13-88
James R. Randall Trust <F2>

* represents less than one percent of our Company's outstanding common stock.

<F1>
     Growmark's Chairman and President, O. Glenn Webb, is a member of our
     Company's Board of Directors.
<F2>
     James R. Randall served as President and a Director of our Company until June 30, 1997 and October 17, 1996, respectively.

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                         PLAN OF DISTRIBUTION

     The distribution of the shares offered by the selling shareholders may be effected from time to time in one more transactions on:

    the New York Stock Exchange or otherwise;
    in the over-the-counter market;
    in negotiated transactions;
    through the writing of options on shares (whether the options are listed on an options exchange or otherwise);
     or
    by a combination of these methods of sale.

     The sales may be at market prices prevailing at the time of sale, at prices related to those prevailing market prices, or at negotiated prices. The selling shareholders may effect these transactions by selling shares through broker-dealers, and those broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

     We will pay the expenses of the offering by the selling shareholders, which we estimate to be $14,000.

                         LEGAL OPINIONS

     The validity of the shares offered hereby will be passed upon for us by D. J. Smith, Vice President, Secretary and
General Counsel of our company. Mr. Smith beneficially owns shares of common stock of our company.

                              EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

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               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Securities and Exchange Commission registration
fee.....$    901
          Legal
services..........................................   5,000
          Blue Sky fees and
expenses..............................   2,000
          Accounting
services.....................................   3,500
          Printing and
engraving..................................   2,000

Miscellaneous...........................................
599


Total....................................... $14,000


All of the above items except the registration fee are estimated, and all of the expenses will be paid by the Registrant.

Item 15.  Indemnification of Directors and Officers.

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware permits (i) Delaware corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director's or officer's litigation expenses, including by means of a mandatory charter or bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, the General
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Corporation Law of the State of Delaware provides that
indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     Article Fourteenth of the Certificate of Incorporation of the Registrant and Article X of the Bylaws of the Registrant provide for the broad indemnification of the directors and officers of the registrant and limit the personal monetary liability of directors of the Registrant to the fullest extent permitted by current Delaware law. The Registrant has also entered into indemnification contracts with certain of its directors and officers. The Registrant also maintains insurance coverage relating to certain liabilities of its directors and officers.

Item 16.  Exhibits.

     4(a)-     Composite Certificate of Incorporation of the
Registrant, as           amended.  (Incorporated by reference
to Exhibit 3(a) to Post-
          Effective Amendment No. 1 to Registration Statement
          No. 33-6721.)

     4(b)-     Bylaws of the Registrant, as amended.
(Incorporated by reference
          to Exhibit 3(b) to Post-Effective Amendment No. 1 to
Registration Statement No. 33-6721.)

     5   -     Opinion and consent of D. J. Smith.

      23  -    Consent of independent auditors.

      24  -    Powers of Attorney.

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Item 17.       Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or
sales are      being made, a post-effective amendment to this
Registration Statement:

               (i) to include any prospectus required by
Section 10(a)(3)         of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 15 above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against
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public policy as expressed in the Act and is, therefore,
unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on December 9, 1998.

                              ARCHER-DANIELS-MIDLAND COMPANY


                                    /s/ D. J. Smith
                              D. J. Smith
                              Vice President, Secretary
                                and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on December 9, 1998 by the following persons in the capacities indicated:


     G. A. Andreas*, President and Chief Executive Officer,
Director
                    (Principal Executive Officer)

      D. J. Schmalz, Vice President and
               Chief Financial Officer
                    (Principal Financial Officer)
     /s/ D. J. Schmalz

     S. R. Mills, Controller
               (Principal Accounting Officer)

     /s/ S. R. Mills

     D. O. Andreas*, Chairman of the Board

     J. R. Block*, Director

     Richard Burt*, Director

     M. H. Carter*, Director

     Gaylord O. Coan*, Director

     F. Ross Johnson*, Director

     M. B. Mulroney*, Director

     Robert S. Strauss*, Director

     John K. Vanier*, Director

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     O. Glenn Webb*, Director

     Andrew Young*, Director

* D. J. Smith, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.



                                    /s/ D. J. Smith
                                   D. J. Smith
                              Attorney-in-fact
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                     EXHIBIT INDEX



                                                  FORM OF
EXHIBIT NO.                  EXHIBIT
FILING

   4(a)   Composite Certificate of Incorporation
Incorporated
            of the Registrant, as amended.             by
Reference

   4(b)   Bylaws of the Registrant, as amended.
Incorporated
                                                  by Reference

   5      Opinion and consent of D. J. Smith
Electronic
Transmission

  23      Consent of independent auditors
Electronic
                                                  Transmission

  24      Powers of Attorney                      Electronic
                                                  Transmission


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